Exhibit 4.21

CONFIDENTIAL TREATMENT REQUESTED – SUBMITTED WITH CONFIDENTIAL TREATMENT REQUEST OF GEOPARK LIMITED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

SIXTH ADDENDUM AND AMENDMENT TO CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS

THIS SIXTH ADDENDUM AND AMENDMENT TO CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS (the “Sixth Amendment”) is made effective as of May 1st, 2015, (the “Effective Date”) between:

GEOPARK FELL SpA, a company duly organized and validly existing under the laws of the Republic of Chile (the “Seller”) and METHANEX CHILE S.A., a company duly organized and validly existing under the laws of the Republic of Chile (the “Buyer”) (and together with the Seller, the “Parties”)

WHEREAS:

A.	Buyer and GeoPark Chile Limited Agencia en Chile, predecessor in interest to the Seller, entered into a Contract for the Sale and Purchase of Natural Gas dated as of October 27, 2009 as amended by an Addendum and Amendment dated March 4, 2011, a Second Amendment dated May 23, 2011, a Third Amendment dated March 28, 2012, a Fourth Amendment dated August 30, 2013, and a Fifth Amendment dated April 1, 2014, (collectively, the “Gas Supply Agreement”);

B.	Seller wants to ensure the sale of at least 180.000 SCM/d of the Natural Gas available for delivery during the Winter Period 2015 (defined below) in which the Buyer’s Plant shut down because of insufficient Natural Gas;

C.	Seller wants to ensure the sale of all the Natural Gas available for delivery (the “Available Gas”) for the remainder of the Term;

D.	Parties also recognize that because of the development of unconventional gas by Enap in Arenal Block, it is possible that there might be insufficient Natural Gas market for the Available Gas in the region during the Winter Period 2015

E.	For the Winter Period 2016, Seller will make reasonable efforts to increase the Available Gas.

F.	Parties wish to keep on providing Seller with an incentive to produce and deliver additional Natural Gas from the Fell Block after the Winter Period 2015; and,

G.	Parties also wish to make certain temporary amendments to the Gas Supply Agreement as set forth herein.

NOW THEREFORE, in consideration of the promises of the Parties described herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1 - Definitions and Interpretation

1.1	References

Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections, Articles and Schedules of this Sixth Amendment.

1.2	General Definitions

Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Gas Supply Agreement or its amendments.

Article 2 - AMENDMENTS to gas supply agreement

2.1	Amendments to Gas Volume Commitments

(a)	The Parties agree to extend the end of the Post Winter Period 2014-2015, as defined in the Fifth Amendment, until May 25, 2015, being the date the Buyer Plant was shut down because of insufficient Natural Gas availability.

(b)	During the period in which the Buyer’s Plant is shutdown in 2015 because of insufficient Natural Gas availability (the “Winter Period 2015”), Parties hereby agree as follows:

                            i.    Buyer shall use reasonable efforts to buy, with priority over other Natural Gas, Seller’s Gas at a minimum average rate of 180,000 SCM/d, calculated monthly.

                          ii.    If required by ENAP, for the purpose of supplying the Natural Gas demand of cities of the Magallanes Region, Buyer shall buy, with priority over other Natural Gas, Seller’s Gas to be re-sold to ENAP (“Re-Sold Gas”).

(c)	Seller has been making reasonable efforts to deliver Natural Gas at a minimum rate of 400.000 SCM/d to Buyer, for the period from the date the Buyer’s Plant restarts until April 30, 2016 (“Post Winter Period 2015-2016”). The commencement date of the Post Winter Period 2015–2016 shall be the seventh (7th) day after the Buyer gives Proved Notice to the Seller specifying the date of the restart of the Buyer’s Plant.

(d)	The Parties agree that the Gas Volume Commitment for the period May 1st, 2015 to April 30, 2016, is hereby deemed to be delivered in accordance with the terms and conditions of the Gas Supply Agreement, according to the amendments agreed herein.

2.2	Amendments to Take or Pay Obligations

For the Post Winter Period 2015-2016, Clause 4.3(b) of the Gas Supply Agreement is hereby deleted in its entirety and the following is substituted therefore:

“(b) No Take or Pay quantity (“TOP Quantity”) shall be applicable.

If Buyer’s Plant is in operation, Seller’s Gas will have first priority over any third party natural gas deliveries.”

2.3	Amendment to Deliver-or-Pay Obligation

For the Post Winter Period 2015-2016, Clauses 4.5 (b) and (c) of the Gas Supply Agreement are hereby deleted in their entirety and the following is substituted therefore:

“(b) No Deliver-or-Pay Quantity (“DOP Quantity”) shall be applicable.”

2.4	Amendment to Gas Price

(a)	Gas Price, as defined in Article 12 of the Gas Supply Agreement, shall be applicable for all volumes of Seller’s Gas that Seller tenders for delivery up to the “Base Volume” as defined below:

•	For the Winter Period 2015 and Post Winter Period 2015-2016, Base Volume is an average of 200,000 SCM/d, calculated monthly.

•	For the period May 1, 2016 through April 30, 2017, Base Volume will be an average of 140,000 SCM/d, calculated monthly.

(b)	For each Month when the Buyer’s Plant is in operation, for all volumes of Seller’s Gas that Seller tenders for delivery in excess of the Base Volume (the “Additional Gas”), the Gas Price shall be increased by [*] per MMBtu. Notwithstanding the above, the Additional Gas total price shall be at least [*] per MMBtu.

(c)	During the Winter Period 2015, for the Re-Sold Gas, the price payable by Buyer to Seller shall be [*] per MMBtu.

2.5	Period May 1, 2016 to April 30, 2017

(a)	Beginning October 1, 2015, Seller may initiate commercial negotiations with other parties (“Third Parties”) for the sale of Available Gas, if the Buyer´s Plant is shutdown for insufficient Natural Gas availability in 2016 (“Winter Period 2016”). Seller may only sell its Available Gas to Third Parties during Buyer’s Plant shutdown in Winter Period 2016 under interruptible conditions. Without limiting the foregoing, Buyer shall always have priority to purchase all Seller’s Gas when it is operating.

____________________

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b)	If Buyer’s Plant is shut down because of insufficient Natural Gas in Winter Period 2016, then Seller and Buyer shall make reasonable efforts working with Enap to have a sufficient market for the Base Volume in order to help Seller maintain a continuous operation

(c)	If Buyer re-sells Seller’s Gas in Winter Period 2016, then Buyer shall make reasonable efforts to obtain the best possible price, taking into account market conditions at the time. The Buyer shall pay 100% of the price obtained for Re-Sold Gas to Seller. For greater certainty, Buyer shall not bear any cost or benefit for the Re-sold gas.

(d)	For greater certainty, Buyer has no obligation to buy Seller’s Gas during Winter Period 2016 if Buyer’s Plant is shut down.

(e)	Not less than sixty (60) Days prior to April 30, 2016, Seller shall deliver to Buyer a Gas Volume Commitment that covers the period of time from May 1, 2016 to April 30, 2017 and such Gas Volume Commitment will be deemed to meet Seller’s obligation to deliver a Gas Volume Commitment pursuant to Clause 4.2 of the Gas Supply Agreement, according to the amendments agreed herein.

Article 3- INVOICING AND PAYMENTS

3.1	For each month of the Winter Period 2015, Seller will invoice the Buyer for Seller’s Gas at the Gas Price according to the GSA.

3.2	Buyer shall pay the Seller for the invoiced Seller’s Gas as follows:

(a)	For Seller’s Gas invoiced up to an including 181,528 MMBtu on or before 30 Days after reception of the corresponding invoice; and

(b)	For Seller’s Gas invoiced to the Buyer in excess of 181,528 MMBtu, on or before December 31, 2015.

(c)	For Seller’s Gas invoiced outside of Winter Period 2015, Buyer shall pay according to the GSA invoice provisions.

Article 4- Miscellaneous

4.1	Other Terms of the Gas Supply Agreement Remain Unchanged

Other than as amended by this Sixth Amendment, and for such periods as amended herein, the terms of the Gas Supply Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be signed in their respective names effective as of the date first above written.

GEOPARK FELL SpA, a company duly organized and validly existing under the laws of the Republic of Chile

By:	/s/ Pedro Aylwin
Name: Pedro Aylwin
Title: Legal Representative

METHANEX CHILE S.A., a company duly organized
and validly existing under the laws of Chile

By:	/s/ Juan Enrique González	By:	/s/ Alejandro Larrive
	Name: Juan Enrique González		Name: Alejandro Larrive
	Title: VP Latin America, General Manager		Title:

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